EX-99.28(h)(3) (c)

AMENDMENT TO THE
 FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated October 28, 2016, to the Fund Accounting Servicing Agreement dated August 27, 1999, amended and restated as of March 27, 2006, as amended (the "Agreement"), is entered into by and between Jacob Funds Inc., f/k/a Jacob Internet Fund Inc., a Maryland corporation (the "Company"), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend said Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Directors of the Company.

NOW THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended and Restated Exhibit A attached hereto to reflect the liquidation and termination of the Jacob Wisdom Fund series of the Company.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/Ryan I. Jacob Name: Ryan I. Jacob Title: Chairman, President and CEO	By: /s/ Michael R. McVoy Name: Michael R. McVoy Title: Executive Vice President

Amended and Restated Exhibit A
 to Fund Accounting Servicing Agreement amended and restated March 27, 2006 between Jacob Funds Inc. and U.S. Bancorp Fund Services, LLC

Series Name	Original Effective Date
Jacob Internet Fund Jacob Small Cap Growth Fund Jacob Micro Cap Growth Fund	August 27, 1999 January 29, 2010 November 12, 2012

Effective October 28, 2016.
A-1